UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

J.CREW GROUP, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing party:

	(4)	Date Filed:

On February 1, 2011, J.Crew Group, Inc, a Delaware corporation (the “Company” or “J.Crew”) issued the following statement:

“J.Crew said today that the memorandum of understanding with the Delaware plaintiffs announced on January 18th is a binding agreement and the company will challenge any attempt to change or revoke it. J.Crew said it has honored its obligations under the agreement, including by extending the go-shop period until February 15th. The agreement, subject to court approval, settles the putative class action lawsuit pending in Delaware chancery court against the Company and others in connection with the proposed acquisition of J.Crew by affiliates of TPG Capital, L.P. and Leonard Green & Partners, L.P. The Company said it intended to move forward with its planned shareholder vote on March 1.”

Also on February 1, 2011, the Company and the other defendants in In re J.Crew Group, Inc. Shareholders Litigation, C.A. No. 6043 (the “Consolidated Delaware Action”) submitted a letter (the “February 1 Letter”) to the Court of Chancery of the State of Delaware responding to the letter submitted by plaintiffs in the Consolidated Delaware Action (the “January 31 Plaintiff Letter”) that alleged breach by the defendants of the terms of the previously announced Memorandum of Understanding, dated January 16, 2011 (the “Memorandum of Understanding”). That Memorandum of Understanding contemplated, among other things, payment of $10 million to be made to a class of J.Crew shareholders (the class to be defined in the settlement proceedings), under the circumstances described therein. In the January 31 Plaintiff Letter, the plaintiffs stated that they were no longer willing to pursue a settlement in accordance with the Memorandum of Understanding.

In the February 1 Letter, the Company and the other defendants reaffirmed their commitment to move forward with the settlement process and stated their intent to file a motion to dismiss the Consolidated Delaware Action on the basis that there is a binding agreement to settle the claims that were or could have been asserted in the Consolidated Delaware Action. In addition, as the defendants indicate in the February 1 Letter, the defendants believe that they (i) have honored fully their obligations due under the Memorandum of Understanding to date, including by entering into Amendment No. 1 to the Agreement and Plan of Merger, dated January 18, 2011, which amends the Agreement and Plan of Merger by and among the Company, Chinos Holdings, Inc. and Chinos Acquisition Corporation, dated November 23, 2010, to implement certain terms of the Memorandum of Understanding, including, among other things, the extension of the “go shop” period by 31 days through February 15, 2011 and (ii) have taken the necessary steps to honor any remaining obligations under the Memorandum of Understanding.

The foregoing description of the January 31 Plaintiff Letter and the February 1 Letter does not purport to be complete and is qualified in its entirety by reference to the copies of the January 31 Plaintiff Letter and the February 1 Letter below.

January 31 Plaintiff Letter

January 31, 2011

Via LexisNexis File and Serve And Hand Delivery

The Honorable Leo E. Strine

Court of Chancery

New Castle County Courthouse

500 King Street

Wilmington, DE 19801

Re:	In re J. Crew Group, Inc. Shareholders Litigation, C.A. No. 6043-VCS

Dear Vice Chancellor Strine:

On behalf of Plaintiffs and my co-counsel, we write to update the Court regarding this action. On January 17, 2011, Gregory Williams emailed the Court about a settlement, which we believed would resolve Plaintiffs’ claims challenging the acquisition of J. Crew Group, Inc. (“J. Crew” or the “Company”) by TPG Capital, L.P. (“TPG”), Leonard Green & Partners, L.P., and Millard Drexler (“Drexler”) (collectively, the “Buyout Group”).1 Regretfully, we are no longer in a position to support or pursue the settlement. Under these unusual circumstances, our priority is ensuring transparency with the Court. Accordingly, without divulging the specifics of settlement discussions, we believe some background is appropriate to explain how defendants, in particular Drexler and J. Crew’s Special Committee, have undermined the core benefits of the settlement to Plaintiffs.

Settlement discussions began late in the evening of Tuesday, January 11, 2011. Defendants explained that it was critical for the parties to reach an agreement before the go-shop period expired at midnight on Saturday, January 15, 2011. Plaintiffs understood that an extension of the go-shop period, as opposed to starting a brand new process at a later date, was necessary to ensure that the changes to the process would have value and be effective. Similarly, the Special Committee insisted to Plaintiffs that if J. Crew announced the results of the soon to expire go-shop, it would undermine any extension of that period because TPG and the world would know whether another bidder existed.

In response to Defendants’ request, Plaintiffs proposed settlement terms that they believed would cure the flawed sales process which had resulted in an unfair price for J. Crew’s shareholders. In this regard, Plaintiffs believed that the Special Committee needed to create an open sales process that incentivized potential bidders to make offers to acquire J. Crew. Plaintiffs further demanded that J. Crew shareholders receive additional monetary consideration if the

[1]	On November 23, 2010, J. Crew and the Buyout Group entered into an agreement and plan of merger, whereby the Buyout Group would acquire J. Crew for $43.50 per share in cash.

The Honorable Leo E. Strine

January 31, 2011

Buyout Group ultimately acquired J. Crew, since even the open bidding process contemplated by Plaintiffs’ demand might not fully cure the taint created by Drexler’s publicly stated preference for TPG. Plaintiffs then negotiated in good faith to settle the litigation before the go-shop period expired based on the importance that all parties placed on this deadline. In fact, the parties were still fighting over the terms until 11:30 p.m. on Saturday, January 15, 2011, when Drexler finally made the critical compromises that Plaintiffs had demanded. The parties then continued their discussions until 2 a.m. on Sunday, January 16, 2011 in order to document the settlement’s terms in an email exchange (the “MOU”). See Exhibit 1.

Point 1 of the MOU contemplated a “31 day extension of the Go Shop Period.” See id. Importantly, it was an extension of 31 days, not a new go-shop. The timing of this extension was crucial. The original go-shop was timed so that a prospective buyer would not get any information about the Christmas season or the all-important 4th quarter results. Extending the go-shop through February 15th would allow prospective buyers to obtain this vital information. Moreover, the settlement contemplates that TPG would not be informed of the results of the initially flawed go-shop process, by providing in Point 8 of the MOU that: “TPG does not get contractual information rights regarding go shop until the new go shop expires.” See id. The purpose of Point 8, as specifically negotiated, was to ensure that TPG not learn what happened (or did not happen) during the initial go-shop period expiring on January 15, 2011.

Plaintiffs believe the settlement as negotiated would provide significant, and arguably unprecedented, corporate governance relief through a litigation settlement. These benefits included the elimination of matching rights, the reduction of the termination fee to about two-thirds of a percent of the Proposed Transaction’s value, with no increase in the fee after the extended go-shop expires, the provision of a $3 million expense reimbursement to any unsuccessful competing bidder, the imposition of a two year non-compete agreement in the event Drexler refuses to work with any competing bidder, and a $10 million “consolation prize” payment to shareholders if these corporate governance achievements are still insufficient to overcome Defendants’ pre-existing serial breaches of duty.

Immediately after informing the Court about the settlement, Defendants started taking unilateral actions to undermine the benefits to the shareholders of the settlement. Specifically, J. Crew issued a press release and 8-K on January 18, 2011, without Plaintiffs’ approval, which announced the results of the go-shop period that would have ended the prior Saturday night, save for the extension to the go-shop required by the settlement. J. Crew’s press release further announced that it had set a record date of January 21, 2011 for shareholders to vote on the Buyout Group’s offer, which would occur at a special meeting on March 1, 2011. Defendants then released their definitive proxy statement (the “Proxy”) on January 25, 2011.2 The disclosure of the results of the first go-shop period, J. Crew’s rush to set a record date and a special meeting date, and the release of the Proxy before the conclusion of the negotiated extension of the go-shop period demonstrate that Defendants are determined to undermine the

[2]

During settlement negotiations, Defendants refused to agree to a go-shop period of 45 days, because they claimed that they needed to allow enough time to mail the Proxy after the conclusion of the go-shop before holding a special meeting in May 2011 to comply with the drop dead date in the merger agreement.

The Honorable Leo E. Strine

January 31, 2011

value of the process Plaintiffs negotiated for through the settlement. Defendants directly breached the terms of the MOU by disclosing the results of the go-shop to TPG (and everyone else). Defendants’ actions also turned the extended go-shop period into a charade, since the Special Committee sent the signal to the world that they are investing all resources in closing the deal with TPG as soon as possible, and that nobody else should bother to bid for J. Crew. Defendants’ actions confirm that the members of the Special Committee continue to breach their fiduciary duties by favoring Drexler and the rest of the Buyout Group in the sale of J. Crew, rather than seeking to run a legitimate go-shop to attract other bidders to maximize value for J. Crew’s shareholders.

In light of Defendants’ actions, Plaintiffs contacted the Special Committee via telephone and email to object to the numerous ways that Defendants had undermined the benefits of the still not documented settlement. The Special Committee, however, flatly refused to even discuss or respond to Plaintiffs’ objections on these issues. Defendants then took very aggressive positions concerning the terms of the settlement stipulation. For example, Defendants’ revisions to the settlement stipulation included an overly broad release that would prevent shareholders from challenging Defendants’ future actions related to the sale of J. Crew, including any alternative transaction that might arise. Plaintiffs never agreed to release claims related to Defendants’ future conduct, and could never do so in good faith, especially in light of Defendants’ recent actions, which Plaintiffs believe show a disregard for their fiduciary duties.

Plaintiffs regret the unusual turn of events of the last two weeks. In light of Defendants’ actions to undermine the benefits of the settlement, Plaintiffs now intend to focus all efforts towards obtaining a very significant monetary recovery after a trial in this matter, which we believe will show that Drexler and the rest of the J. Crew board of directors breached their fiduciary duties in connection with the sale of the Company to Drexler and the Company’s former owner, TPG.

We are available if the Court has any questions.

Respectfully submitted,

Stuart M. Grant (Delaware Bar. No. 2526)

cc:	A. Thompson Bayliss, Esquire (via LexisNexis File and Serve)

Donald Wolfe Jr., Esquire (via LexisNexis File and Serve)

Gregory Williams, Esquire (via LexisNexis File and Serve)

William Lafferty, Esquire (via LexisNexis File and Serve)

Mark Lebovitch, Esquire (via email)

Pamela Tikellis, Esquire (via email)

Ira Schochet, Esquire (via email)

Jeffrey Abraham, Esquire (via email)

Seth Rigrodsky, Esquire (via email)

The Honorable Leo E. Strine

January 31, 2011

Howard Longman, Esquire (via email)

February 1 Letter

Gregory P. Williams 302-651-7734 Williams@rlf.com

February 1, 2011

BY E-FILE AND HAND DELIVERY

The Honorable Leo E. Strine, Jr.

Court of Chancery

New Castle County Courthouse

500 North King Street, Suite 11400

Wilmington, DE 19801

Re:	In re J. Crew Group, Inc. Shareholder Litigation, C.A. No. 6043-VCS

Dear Vice Chancellor Strine:

I write on behalf of Defendants in response to Plaintiffs’ January 31, 2011, letter to the Court.

On January 16, the parties reached an agreement to settle this litigation. Now that Defendants have spent more than two weeks fully complying with the terms of that settlement — including by making significant, substantive and irreversible changes to the terms of the Merger Agreement1 — Plaintiffs claim that they “are no longer in a position to support or pursue the settlement”. (Pls. 1/31/11 Letter at 1.)

Plaintiffs’ position is incredible. Defendants have not breached the terms of the parties’ agreement, but instead have fully performed their obligations. Among other things, as provided for under the terms of the settlement, Defendants already have amended the Initial Merger Agreement to: (i) extend the “go shop” period by 31 days; (ii) significantly reduce the applicable termination fee; (iii) eliminate the current buyer’s matching rights in certain circumstances; (iv) provide a $3 million expense reimbursement to any unsuccessful competing bidder in certain circumstances; and (v) impose the condition that a majority of unaffiliated stockholders must vote to approve the Proposed Transaction before it can close. Defendants have also: (i) amended the form confidentiality agreement in the manner agreed upon by the parties; and (ii) taken steps to have the anticipated $10 million dollar settlement payment paid

[1]	The term Merger Agreement refers to the Agreement and Plan of Merger by and among Chinos Holdings, Inc., a Delaware corporation (the “Parent”), Chinos Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Parent (the “Merger Sub”), and J. Crew Group, Inc, a Delaware corporation (“J.Crew” or the “Company”), dated as of November 23, 2010 (the “Initial Merger Agreement” and, as amended on January 18, 2011 by Amendment No. 1, the “Merger Agreement”).

The Honorable Leo E. Strine, Jr.

February 1, 2011

into custody with the Company’s paying agent for distribution to the settlement class once the deal closes and the settlement is approved. In short, Defendants have taken all necessary steps to fulfill their end of the bargain.

Having largely reaped the fruits of their bargain, Plaintiffs now want to renege. The principal supposed basis for reneging is J. Crew’s January 18 disclosure that the go shop had not resulted in any competing bids by that date. Yet, on January 19 – one day after the January 18 press release that supposedly destroyed the value of the settlement for Plaintiffs and rendered the go shop a “charade” – Plaintiffs’ counsel sent Defendant’s counsel a draft stipulation of settlement for their comment. And, a full two days later, on January 21, Plaintiffs’ counsel wrote to Defendants’ counsel demanding to know when Defendants would provide Plaintiffs with comments on the draft stipulation, stating, in particular, “the timing of events is material to us and delay in getting out the stip hurts the value of the deal to our class.”

Far from breaching the terms of the parties’ settlement, Defendants have fully complied with their obligations under the agreement. The term of the settlement agreement on which Plaintiffs principally rely in trying to renege on the settlement is a term that provides simply that “TPG does not get contractual information rights regarding go shop until the new go shop expires.” In fact, exactly as provided in the MOU, TPG has not received any contractual information rights; the press release on January 18 had nothing to do with the exercise of any information rights by TPG or anyone else. Instead, J. Crew and the Special Committee simply made the determination that the disclosures contained in the January 18 press release were required by the federal securities laws and should be made for that reason – indeed, the SEC specifically instructed the Company to describe the results of the initial go-shop period in one of its comments on the draft proxy. Had Plaintiffs wished to bargain for a prohibition on public disclosures concerning the go shop, they could have tried to do that – although, for obvious reasons, the Special Committee and J. Crew would never have agreed to such a term. But Plaintiffs did not even attempt to negotiate for such a prohibition and they are not now entitled to rewrite the terms of their deal to try to take it.

In short, Defendants have lived up to their obligations under the settlement. In contrast, having received the benefits of the bargain, Plaintiffs now seek to walk away from their end of that bargain (and in the process to jeopardize the $10 million settlement payment that would otherwise be distributed to J. Crew’s shareholders). For that reason, in the coming days, Defendants will file a motion to dismiss the present action. If Plaintiffs continue to refuse to negotiate in good faith over the specific wording of a release, Defendants will assert counter-claims and third-party claims for breach of contract against Plaintiffs and the class, among others. Defendants will seek specific performance and money damages, including amounts sufficient to compensate Defendants for all losses arising out of Plaintiffs’ and Plaintiffs’ counsel’s breach of the MOU.

The Honorable Leo E. Strine, Jr.

February 1, 2011

Background.

The parties began discussing the terms of a potential settlement on January 11, 2011. Plaintiffs’ initial settlement demand included an extension of the go-shop period, which was set to expire on January 15. Because one of the terms of a potential settlement involved extending the term of the initial go shop, counsel to the Special Committee expressed to all parties that, if a settlement including an extension of the go shop were to be reached, it would be beneficial to reach that settlement by January 15. All parties recognized that it would not make sense to stop the go shop on January 15 and, then, restart the go shop at a later date. Contrary to Plaintiffs’ assertions, the Special Committee never “insisted to Plaintiffs that if J. Crew announced the results of the soon to expire go-shop, it would undermine any extension of that period because TPG and the world would know whether another bidder existed”. (Pls. 1/31/11 Letter at 1.) Rather, everyone, including the Plaintiffs, clearly understood that if a settlement were to be reached along the lines being discussed, it made sense to reach that settlement prior to the expiration of the go-shop if possible.

The parties negotiated the terms of a settlement on-again and off-again between January 11 and the early hours of January 16. Following extensive, arm’s-length negotiations, the parties reached an agreement to settle the litigation and the terms of the parties’ settlement were memorialized in the MOU. (The MOU is attached to Plaintiffs’ Letter as Exhibit 1.) In the MOU, Defendants agreed (among other things) to extend the go shop period by 31 days and also agreed that “TPG does not get contractual information rights regarding go shop until the new go shop expires.” (MOU at Points 1 and 8.) Importantly, the terms of the settlement say nothing about restricting J. Crew’s ability to disclose information concerning the go shop, and the parties never discussed such a restriction let alone agreed on such a restriction.

On January 17, in direct coordination with one of Plaintiffs’ Lead Counsel, I sent an e-mail to the Court, on behalf of both Defendants and Plaintiffs, stating in relevant part:

“With apologies for interrupting Your Honor’s weekend, I am writing on behalf of both Plaintiffs and Defendants to the J Crew Shareholders Litigation. I am happy to report that the parties have settled the litigation, subject to Court approval. We will endeavor to submit to the Court by the end of the week a settlement agreement, proposed form of scheduling order and notice.”

Ex. 1 (emphasis added). Plaintiffs’ Lead Counsel had reviewed, revised and agreed to the language of that email. The Parties’ email to the Court reflected a meeting of the minds between Plaintiffs and Defendants.2

[2]

As the Plaintiffs apparently concede, the MOU constitutes a binding agreement to settle the litigation. The MOU was heavily negotiated and omits any language stating the agreement was not intended to be binding until the execution of definitive documentation. The MOU explains that the Defendants will be provided with a “full and appropriate release of all claims

The Honorable Leo E. Strine, Jr.

February 1, 2011

On January 18, 2011, the Company issued a press release publicly disclosing the terms of the MOU and also filed a Form 8-K describing the MOU in greater detail, including by attaching the amendment to the Initial Merger Agreement as an Exhibit thereto. In satisfaction of its obligations under applicable securities laws, following deliberation by the Special Committee and the Board of J. Crew, the Company also disclosed the results of the initial go-shop period, reporting simply that there had been no additional bidders to date. Critically, J. Crew disseminated that disclosure on Tuesday, January 18. Id.

Now, thirteen days after the January 18 press release, Plaintiffs claim that the dissemination of that press release “directly breached the terms of the MOU” and that Plaintiffs are, therefore, withdrawing from the settlement. But Plaintiffs’ course of conduct after dissemination of the January 18 press release demonstrates that they understood the MOU to be what it is: a binding settlement agreement, requiring Plaintiffs to provide Defendants with a full and appropriate release and requiring all parties to (a) negotiate in good faith over the specific wording of that release and (b) present definitive settlement papers to the Court.

Specifically, at 5 p.m. on Wednesday, January 19, 2011, the day after Defendants had supposedly destroyed the settlement by disseminating the press release and Form 8-K, Plaintiffs’ counsel sent Defendants a draft stipulation of settlement. At the time, Plaintiffs did not suggest that the Company’s January 18 disclosure was somehow a material breach of the MOU. On the contrary, Plaintiffs continued to treat the MOU as a binding agreement and insisted that Defendants provide any comments on the stipulation as soon as possible.

Notwithstanding the MOU’s clear requirement that Plaintiffs provide Defendants with a “a full and appropriate release of all claims that were asserted or that could have been asserted in [the Delaware litigation]”, Plaintiffs’ initial draft purported to release only those claims arising out of the defendants’ conduct from November 23, 2010, the date the Initial Merger Agreement was signed, until January 16, 2011, the date the MOU was agreed to. In other words, Plaintiffs’ draft would not have released any claims that actually were at issue in the litigation (which obviously involved conduct occurring prior to November 24, the date the first that were asserted or that could have been asserted” in the litigation. The specific wording of the release, but not the substantive content, was to be negotiated “in good faith.” In their January 30 letter to Your Honor, Plaintiffs complain, for the first time, that the proposed release language included in Defendants’ markup of Plaintiffs’ draft stipulation overreaches supposedly by purporting to release future conduct. However, Plaintiffs never so much as broached this subject with Defendants let alone negotiated the specific language of the release in good faith as required. As explained below, the release proposed by Defendants does not purport to release future conduct and is fully consistent with releases included in numerous other settlements approved by this Court, including settlements to which counsel for these Plaintiffs have been parties.

The Honorable Leo E. Strine, Jr.

February 1, 2011

complaint was filed in Delaware). Defendants began conforming the settlement stipulation to the terms of the MOU during January 19 and 20.

At 1:01 p.m. on Friday, January 21, 2011, three days after the January 18 press release had supposedly destroyed the settlement, Plaintiffs’ counsel sent Defendants a follow-up e-mail expressing frustration about Defendants’ supposed failure to return marked-up comments on the stipulation of settlement. Plaintiffs counsel wrote as follows:

“Pete [Defendants’ counsel], where is the stip?

As you know, the timing of events is material to us and delay in getting out the stip hurts the value of the deal to our class.

Also, the Company already sowed market confusion with the press release that did not accurately describe the $10MM damages payment and the Committee already undermined the MOU by informing you (and the rest of the world) the results of the first go shop rather than treating our deal as a simple extension of the go shop (which was the whole premise of the rush to reach agreement).

If you guys want out of the deal, just say so. If you want the deal to stick, send the Stip right away. We reserve all our rights. Thanks.”

Ex. 2 (emphasis added).

On January 21, counsel to TPG spoke with counsel to Plaintiffs about the timing of Defendants’ markup of the draft stipulation. TPG’s counsel explained that Defendants expected to turn a draft of the stipulation to Plaintiffs over the weekend or by the first part of the following week. Plaintiffs reiterated that time was of the essence in finalizing the stipulation of settlement. Plaintiffs’ counsel also inquired about the timing and mechanics of payment of the $10 million settlement amount and the scope of the release. TPG’s counsel explained the anticipated payment mechanics to Plaintiffs’ counsel and raised one issue concerning the scope of the release. At no time during that conversation did Plaintiffs’ counsel state that Plaintiffs believed that the settlement agreement had been breached or that there was even a significant disagreement over any of the terms of the settlement.

On Monday, January 24, Defendants sent Plaintiffs a revised draft. Contrary to Plaintiffs’ assertion, Defendants’ draft release did not seek to release future claims, but instead was limited to

“any and all Claims which, now or hereafter, are based upon, arise out of, or involve, directly or indirectly, any of the actual, alleged or attempted actions, transactions, occurrences, statements, representations, misrepresentations, omissions, allegations, facts, practices, events, claims or any other matters, things or causes whatsoever, or any series thereof, that (i) relate in any way to the Proposed Transaction; or (ii) that were alleged, asserted, set forth, or claimed

The Honorable Leo E. Strine, Jr.

February 1, 2011

in the Delaware Actions or the Complaint against the Released Parties; or (iii) could have been asserted in the Delaware Actions, in the Complaint or in any other court, tribunal, forum or proceeding by any or all Lead Plaintiffs or any or all Class Members against the Released Parties, which relate to the Lead Plaintiffs’ and/or Class Members’ J.Crew stockholdings or the Class Members’ status as J.Crew stockholders, including, without limitation, . . .” Ex. 3 (emphasis added).

That release was fully consistent with the MOU, which required a full and appropriate release of “all claims that were asserted or that could have been asserted in” the Delaware litigation. Defendants also conformed certain other parts of the Stipulation to the agreed-upon terms of the MOU.

After an initial exchange of emails, Defendants then heard nothing from Plaintiffs for the entire week of January 24. On January 31, Defendants’ counsel reached out to Plaintiffs’ counsel by telephone to inquire about the status of the stipulation of settlement and the timing of Plaintiffs’ comments on Defendants’ markup of the draft stipulation. Counsel for Plaintiffs informed counsel for the Defendants that he could not discuss the stipulation of settlement and would need to involve other Plaintiffs’ counsel in the discussion. A short while later, and moments before the filing of the January 31, 2011 letter to Your Honor, counsel for Plaintiffs called back and, for the first time, informed Defendants that Plaintiffs would attempt to withdraw from the settlement.

Defendants Have Not Breached the MOU.

Defendants have performed all of their obligations due under the MOU to date and, having reaped those benefits, Plaintiffs are now attempting to avoid their end of the bargain. Plaintiffs’ claims of breach by Defendants are a transparent and feeble attempt to renege on the deal. Plaintiffs claim that Defendants breached the MOU in two respects: First, Plaintiffs claim that Defendants breached the MOU by disclosing, on January 18, 2011, that, in the go shop process as of January 15, J. Crew had not received “any alternative proposals to date.” Second, Plaintiffs’ claim that Defendants breached the MOU by setting and disclosing, during the pendency of the extended go shop, record and meeting dates for the contemplated shareholder vote on the proposed merger transaction and by mailing the Proxy Statement before the extended go-shop expires. Neither remotely supports a claim of a breach of the settlement by the Defendants.

A.	The January 18 Press Release Did Not Violate the MOU

The January 18 press release in no way violated the MOU. On January 18, in a press release appended to a Form 8-K, J. Crew disclosed the following: “Despite an active and extensive solicitation of potentially interested parties in connection with the ‘go-shop’ period since the announcement of the merger agreement, the Company has not received any alternative acquisition proposals to date.” (J.Crew Corp. Form 8-K. Exhibit 99.1). Plaintiffs claim that this

The Honorable Leo E. Strine, Jr.

February 1, 2011

disclosure somehow violated the term of the MOU that provides that “TPG does not get contractual information rights regarding the go shop until the new go shop expires.” (MOU, Point 8.) But the January 18 press release had nothing to do with any contractual or other information rights of TPG’s.

Consistent with Point 8 of the MOU, TPG has not received — and will not receive — contractual information rights regarding the go-shop until after the extended go-shop expires. Pursuant to Section 5.2(d) of the Initial Merger Agreement, TPG would have been entitled to certain contractual information rights starting on January 16, 2011, i.e., after the expiration of the initial go-shop period. In particular, under Section 5.2(d), the Company would have been obligated to

“keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Takeover Proposal (whether made before or after the No-Shop Period Start Date) on a prompt basis (and in any event within 48 hours) and upon the request of Parent shall apprise Parent of the status of such Takeover Proposal.”

Point 8 of the MOU makes clear that TPG no longer has such contractual information rights (and the Company has not provided — and will not provide — TPG with such information until after the extended go-shop period expires). That makes sense. Unlike the mere fact of whether there is or is not a new bidder — which would have no meaningful impact on the viability of the go-shop or on TPG’s competitive position — learning the details of “any material developments, discussions or negotiations” might very well provide TPG with a competitive advantage, and that is what TPG relinquished as part of the MOU. There is no suggestion that Defendants have breached that provision.

Learning the results of the initial go-shop through J. Crew’s public disclosure is not a contractual information right possessed by TPG and, contrary to Plaintiffs’ assertion, the purpose of Point 8 was not “to ensure that TPG not learn what happened (or did not happen) during the initial go-shop period expiring on January 15, 2011”. Neither J. Crew nor the Special Committee ever agreed to such a term. Nor would they. The federal proxy rules required the Company to disclose in the Proxy Statement the material fact (to shareholders, not TPG) that there had not been an additional bidder. Indeed, the SEC specifically instructed J. Crew to describe the results of the initial go-shop period in one of its comments on the draft proxy. J. Crew and the Special Committee could not (and did not) commit to violating federal law and the SEC’s instructions in connection with the MOU with Plaintiffs.

Plaintiffs claim that the January 18 press release undermined the go shop. But that makes no sense. Announcing the results of the initial go-shop would have no effect on the viability of the extended go-shop. If there were additional bidders during the initial go-shop, announcing that fact before extending the go-shop would simply have the effect of continuing an open, public auction, something that would benefit shareholders. And TPG would be forced to compete with any new bidder no matter whether the Company publicly announced it or not. If

The Honorable Leo E. Strine, Jr.

February 1, 2011

there were no additional bidders during the initial go-shop, announcing that fact could only encourage bidders who might be on the fence to bid during the extended go-shop because they would perceive less competition. In either event, TPG could not possibly be benefited by knowing whether there were or were not additional bidders during the initial go-shop. Plaintiffs do not provide any explanation as to how the announcement of the results of the go-shop would in any way affect the go-shop process.

Nor could they. The public disclosure of the results of the initial go-shop period simply will not have any meaningful effect on the extended go-shop. Potential new bidders do not care whether someone did or did not bid before (except the fact that there were no bidders means that there potentially is less competition for the Company.) Likewise, TPG cannot do anything with the information it learned from J. Crew’s public disclosure. If there is a new bid, it still will have to compete with that bid.

B.	Setting the Record and Meeting Dates Did Not Violate the MOU.

Plaintiffs claim that J. Crew breached the terms of the MOU by setting its record and special meeting dates. But the MOU says nothing about J. Crew’s record date or special meeting date at all. If delaying those dates had been important to Plaintiffs, Plaintiffs’ counsel should have bargained for a right to delay the setting of the record date and/or the meeting date during the settlement negotiations. In fact, they never raised the topic.

Furthermore, under the circumstances, delaying the record and special meeting dates – and therefore delaying the closing of the Proposed Transaction – would likely harm J. Crew’s stockholders. First, if there is no Superior Alternative Proposal during the extended go-shop period, were J. Crew to delay setting the record and meeting dates, the shareholders would receive the merger consideration later in time, which would reduce the value of the merger consideration by the time value of money during that extended period. Second, delay would increase the risk that the deal might never close at all because of changed circumstances. And, if there is no Superior Alternative Proposal during the go-shop, a failed closing would be a disastrous result for J. Crew’s shareholders. Third, the setting of record and meeting dates is a routine matter that can be easily changed. Indeed, if there is a Superior Alternative Proposal, it is fully within J. Crew’s control, subject to the Company’s obligations under the Merger Agreement, to delay the record and special meeting dates to accommodate such a Superior Proposal. And any potential alternative bidder would easily understand that.

J. Crew similarly did not breach the terms of the MOU by mailing the Proxy Statement prior to the conclusion of the extended go-shop period. As with the setting of the record and special meeting dates, the MOU is completely silent on the timing for the mailing of the Proxy Statement. It is also potentially beneficial to the J. Crew shareholders to mail the Proxy Statement during the extended go shop. If there is a Superior Alternative Proposal, the current form of Proxy Statement would be moot. If there is not a Superior Alternative Proposal, it would be in J. Crew’s shareholders’ best interests to close the Proposed Transaction as soon as possible. Again, any potential alternative bidder would fully understand this.

The Honorable Leo E. Strine, Jr.

February 1, 2011

Contrary to Plaintiffs’ arguments, Defendants did not refuse to “agree to a go-shop period of 45 days, because they claimed they needed to allow enough time to mail the Proxy after the conclusion of the go-shop”. (Pls. 1/31/11 Letter at n.2.) Instead, the Special Committee felt strongly that it was in the best interests of J. Crew’s shareholders to preserve and enforce the terms of the Initial Merger Agreement that would obligate the buyers to close as quickly as possible if a Superior Alternative Proposal did not emerge within a reasonable amount of time. Specifically, in extending the go-shop period, the Special Committee had to navigate the terms of the Merger Agreement relating to the “Marketing Period” for debt financing for the deal. (See Merger Agreement, § 1.2, “Marketing Period”.) In view of the timing of the Company’s fiscal year end, if the Special Committee had agreed to Plaintiff’s request for a 45 day go-shop, it would have pushed the Company into a different financial reporting cycle, and would have required the Company to deliver year end audits and related financial information to the buyer before commencement of the Marketing Period. As a result, the extension originally requested by Plaintiffs would have resulted in a marketing period that commenced significantly later – in mid to late March, rather than in early February. This would allow the buyers to push their closing obligation from early March to mid to late April, exposing the Company and its shareholders to deal risk and delay in closing payment.

As explained to Plaintiffs during the negotiations of the settlement, it was for this reason that Defendants were unwilling to agree to a 45 day extension to the go shop period. In fact, the Special Committee was only willing to agree to a 31 day extension to the go shop period after obtaining the consent of TPG and its financing sources to amend the Initial Merger Agreement to reduce the length of the Marketing Period from 20 consecutive business days to 16 consecutive business days. As a result of the reduction in the length of the Marketing Period from 20 consecutive business days to 16 consecutive business days, the Marketing Period can begin on February 16, 2011, which is at the end of the 31 day extension to the go shop period, and still end prior to March 14, 2011. This ensures that if no Superior Alternative Proposal is received during the go-shop, the current transaction can close on its original schedule, which is in the best interests of the Company’s shareholders.

Conclusion.

For all the reasons stated above, Defendants have not breached the terms of the MOU. Instead, by attempting to renege on the parties’ agreement, Plaintiffs and their counsel are breaching the MOU. If Plaintiffs’ counsel do not reverse course, Defendants will have no choice but to seek specific performance, damages and attorneys’ fees from Plaintiffs and the class.

Defendants hope the current course does not come to that. In particular, the Special Committee feels strongly that the $10 million settlement payment should be distributed to the settlement class. And all Defendants are ready to fulfill their remaining obligations under the MOU, including by distributing the $10 million settlement payment to the settlement class once (and if) the Proposed Transaction has closed and the settlement has been approved.

The Honorable Leo E. Strine, Jr.

February 1, 2011

Defendants are available to answer any questions the Court might have.

Respectfully,

/s/ Gregory P. Williams

Gregory P. Williams (#2168)

Enclosures

cc: Register in Chancery (via e-File)
Stuart M. Grant, Esq. (via e-File)
Pamela S. Tikellis, Esq. (via e-File)
Christine S. Azar, Esq. (via e-File)
A. Thompson Bayliss, Esq. (via e-File)
Donald J. Wolfe, Jr., Esq. (via e-File)
William M. Lafferty, Esq. (via e-File)

Forward-Looking Statements:

Certain statements herein are forward-looking statements. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, our ability to compete with other retailers, the parties’ ability to consummate the proposed transaction on the contemplated timeline, the performance of the Company’s products within the prevailing retail environment, our strategy and expansion plans, systems upgrades, reliance on key personnel, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the Securities and Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It:

In connection with the proposed transaction, the Company has filed with the Securities and Exchange Commission and mailed to its security holders a definitive proxy statement. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY ALL RELEVANT MATERIALS FILED OR FURNISHED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE DEFINITIVE PROXY STATEMENT, BECAUSE THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed or furnished to the Securities and Exchange Commission by the Company at the Securities and Exchange Commission’s website at http://www.sec.gov or at the Company’s website at http://www.jcrew.com and then clicking on the “Investor Relations” link and then the “SEC Filings” link. The definitive proxy statement and other relevant materials may also be obtained for free from J.Crew Group, Inc. by directing such request to J.Crew Group, Inc., 770 Broadway, New York, New York 10003; or (212) 209-2500. The contents of the websites referenced above are not deemed to be incorporated by reference into the definitive proxy statement.

Participants in Solicitation:

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information concerning the interests of the Company’s participants in the solicitation is set forth in J.Crew Group, Inc.’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the definitive proxy statement relating to the proposed transaction. Each of these documents is available free of charge at the Securities and Exchange Commission’s website at www.sec.gov and from the Company at http://www.jcrew.com, and then clicking on the “Investor Relations” link and then the “SEC Filings” link or by directing such request to J.Crew Group, Inc., 770 Broadway, New York, New York 10003; or (212) 209-2500.